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                                     10.85

                                  CITE DESIGN
                                   AGREEMENT
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[LETTERHEAD]


DATE:                         THURSDAY, 2 MAY 1996

CLIENT:                       THE SPORTS CLUB COMPANY
                              11100 SANTA MONICA BOULEVARD
                              SUITE 300
                              LOS ANGELES, CALIFORNIA 90025

PROJECT REFERENCE:            #700.3054/CITE DESIGN MANAGEMENT AGREEMENT
                              THE SPORTS CLUB COMPANY PRO SHOPS

ATTENTION:                    JOHN GIBBONS
                              PRESIDENT

REFERENCE:                    MANAGEMENT AGREEMENT
                              REVISED

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[LETTERHEAD]

                              MANAGEMENT AGREEMENT

       MANAGEMENT AGREEMENT made by and between The Sports Club Company, Inc. ("Sports Club"), a corporation organized and existing under the laws of the State of California, having its principal place of business at 11100 Santa Monica Boulevard, Suite 300, Los Angeles, California 90025, and C.I.T.E. Design Corp. ("CITE"), a corporation organized and existing under the laws of the State of New York, having its principal place of business at 100 Wooster Street, New York, New York, 10012,

                                  WITNESSETH:

       1. Sports Club currently is the owner and operator of workout and gym facilities located in Los Angeles and Irvine, California, and New York, New York, each of which contains a pro shop for the sale of related clothing products. Sports Club and CITE have agreed that CITE shall assume the over-all management of the existing pro shops as well as those which may be located in other workout clubs or gym facilities which may be hereafter acquired, established or operated by Sports Club hereafter (the existing workout clubs or gym facilities as well as those which may hereafter be acquired, established or operated as aforesaid being collectively called the "Clubs" and existing pro shops and as well as those which may hereafter be acquired, established or operated as aforesaid being collectively called the "Pro Shops"), all for the account of Sports Club, in accordance with the terms and conditions of this Management Agreement.
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        2.  CITE's duties and responsibilities under this Management Agreement shall consist of the following:

               (a) CITE shall provide at its own cost and expense qualified personnel who, as employees of CITE, shall exercise general over-all management for each of the Pro Shops.

               (b) CITE shall formulate the working schedules for Sports Club staff at each Pro Shop, which shall include direct sales personnel as well as one working sales manager for each Pro Shop. The schedules shall provide that the Pro Shops shall be open from 9:00 A.M. to 9:00 P.M. daily or such other period of 12 continuous hours or normal business hours if less, as the parties may agree upon, on each day when the Clubs shall be open for business.

               (c) CITE shall recruit and hire the direct sales personnel and sales manager for each of the Pro Shops, and on behalf of Sports Club, negotiate their rates of pay and salaries, as the case may be.

               (d) CITE shall be solely responsible for the identification, sourcing, pricing and ordering of all products, for the account of Sports Club, to be offered for sale in each of the Pro Shops from time to time, including private label products. CITE will use best efforts to obtain lowest price, highest quality product for the benefit of Sports Club. Sports Club will be invoiced directly by the source of products and will be responsible for paying for such goods in accordance with normal and customary terms in the industry. The quantities of goods to be ordered shall be based upon CITE's reasonable projections of the anticipated sales of each Pro Shop, which shall be approved by Sports Club. Before issuing any purchase order for any product for the first time, CITE shall provide to Sports Club either samples or complete descriptions of all products to be ordered, the name and address of each proposed vendor and the proposed purchase price. Within ten business days thereafter Sports Club may request that goods shall be ordered from an alternative resource, provided that the quality offered is at least equal to
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that of CITE's resource and the prices are equal or lower.  The foregoing procedure shall not apply to reorders of goods after a resource has been selected except that CITE and Sports Club will review pricing, selection and quality on a semi annual basis and shall jointly decide whether or not to seek other sources.
             (e) In the event that Sports Club should from time to time desire to open or acquire additional Clubs in which a pro shop is to be installed and operated, or to cite establish a free standing pro shop, CITE will examine the proposed plan of operation for each such new pro shop and provide its opinion as to the economic viability thereof. If CITE is satisfied with the plan for a new pro shop, upon opening of the new Club or free standing pro shop, CITE shall assume the management of the pro shop at that location in accordance with the terms of this Management Agreement and such pro shop shall be considered to be one of the Pro Shops as defined herein.

              (f) Within sixty days after the execution and delivery of this Management Agreement, CITE shall present to Sports Club a business plan, in reasonable detail, for the establishment of a mail order department which will offer products identical or similar to those offered at the Pro Shops from time to time. If Sports Club shall approve the plan, CITE shall supervise the establishment of the mail order department and shall assume the supervisory management of the mail order department and shall assume the supervisory management of the mail order department effective thirty days after the first substantial mail order solicitation shall gave been mailed. Sports Club shall make available to CITE its mailing list and customer records and CITE shall be free to utilize the same in the operation and management of the mail order department but for no other purpose. When CITE shall assume the management of the mail order department, the department shall be considered to be a Pro Shop for the purposes of the other provisions of this Management Agreement.

              (g) CITE shall formulate and submit to Sports Club for review and approval at least twice in each year a proposed advertising and publicity program and budget for
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the Pro Shops. Sports Club will not unreasonably fail to approve such program and budget and in each case will specify its reasons for failing to approve. Any program and budget shall be deemed to have been approved ten business days after the same has been submitted to Sports Club, unless Sports Club shall have given written notice of its objections to CITE during such period. CITE shall administer the advertising and publicity program on behalf of Sports Club with final approval of use of Sports Club names and logo by Sports Club Marketing.

         3. Under no circumstances shall CITE be required to provide the following services without separate agreement and additional compensation,

                 (a) Design, construction or procurement services with respect to any the establishment or alteration of any existing, future or proposed Pro Shops.

                (b) Design services with respect to any products to be offered for sale in the Pro Shops.

                (c) Design services with respect to any catalogs, fliers, or advertising relating to the products offered for sale at the Pro Shops.

                (d) Any other services not specifically enumerated herein as the responsibility of CITE.

        4.      (a)       Sports Club shall have the sole and complete financial
responsibility for all costs and expenses relating directly or indirectly to the establishment and operation of each of the Pro Shops. All bills and invoices with respect to goods purchased for sale in the Pro Shops or relating to the operation of the Pro Shops shall be paid on a timely basis. All payroll, withholding taxes, and payments with respect to employees required by law from time to time shall be paid timely.

                 (b) Sports Club shall prepare and file all sales tax returns and all tax returns with respect to the employment of the employees of the Pro Shops as the same shall become due and pay all taxes which shall be shown as due thereon.
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               (c)      Sports Club shall purchase and maintain for its
employees and CITE for its employees in effect at all times all workers' compensation, unemployment and other similar insurance required by law or regulation to be carried from time to time.

               (d) Sports Club shall indemnify CITE and hold it harmless of and from any and all third party claims and liabilities arising from the operation of the Clubs and the Pro Shop, other than claims and liabilities arising out of negligence by CITE or its employees or any violation of this agreement for which CITE shall indemnify and hold harmless Sports Club.

               (e) Sports Club shall not change the location of or impede access to any of the Pro Shops after such locations have been established except as necessary for Sports Club to operate general business, in such case provisions of paragraph 6 will not apply to that location.

               (f) Sports Club shall establish and maintain appropriate facilities to enable qualified customers of the Pro Shops to charge their purchases to American Express, VISA and Master Card as well as all other credit cards utilized in each club from time to time.

               (g) Sports Club shall provide decorating, cleaning, maintenance and garbage removal services for the Pro Shops without charge.

       5.      (a)      In consideration of the services to be provided by
CITE hereunder, Sports Club shall pay to CITE an amount equal to 13.5% of the first $2 million of aggregate gross sales of the Pro Shops in each year. "Gross sales" as used in this Management Agreement shall mean the aggregate of cash sales or credit card charges effected in the Pro Shops, less bona fide returns and allowances and sales taxes, and the term "year" as used in this Management Agreement shall mean each twelve month period commencing on the first day of the calendar month next following the date of the execution of this Management Agreement. If items shall be provided without full charge
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to employees of Sports Club or others out of the inventory of any of the Pro
Shops, the same shall be taken into account as sales at their respective normal purchase prices. Sports Club shall furnish to CITE a financial report and support schedules showing the gross sales of each of the Pro Shops for each calendar month no later than the 25th of the following calendar month and the amount due to CITE under this paragraph, if any, shall be paid to CITE simultaneously.
         (b) (i) In addition, Sports Club shall pay to CITE an amount equal to 20% of the trading profits of the Pro Shops for each year.

                (ii) Trading profits shall be calculated by deducting from the gross sales of the Pro Shops the payroll for the Pro Shops, direct expenses of operating the Pro Shops, employee discounts, and CITE's management fee as set forth in subparagraph (a) above. Under no circumstances will there be any deduction or allocation for overhead or indirect expenses, as, for example, rent, maintenance, utilities, legal, bookkeeping and accounting expenses and the like, or for advertising or publicity unless such advertising or publicity in its entirety shall relate solely to the Pro Shops and/or direct mail. If
CITE and Sports Club decide to expand the concept into stand alone retail markets, both parties will work towards a separate business agreement with respect to stand alone shops.

                (iii) Trading profits shall be calculated within thirty days after the end of each quarter of the year, as herein before defined. In calculating trading profits for each quarter after the first in each year, the figures shall be cumulated forward from the first quarter of the year, so that trading profits and losses during each quarter of each year shall offset each other. There shall be no carryback of trading profits and losses from year to year, however. Sports Club shall furnish to CITE a financial report reviewed by a certified public accountant showing the calculation of trading profits and the amount shown to be due to CITE shall be paid at the same time. If any such calculation shall
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show that CITE has been overpaid in any earlier quarter, CITE shall refund to
Sports Club the amount of such overpayment promptly upon receipt of the report of such calculation.

       6. The aggregate of the payroll of all the Pro Shops shall not exceed 10% of the aggregate gross sales, as defined, of the Pro Shops during each calendar quarter of each year, as herein before defined. The payroll for any Pro Shop not presently operated by Sports Club shall not be taken into account for this purpose until thirty days after the same shall have been opened for business. In calculating payroll hereunder, payroll taxes or insurance and other employee benefits shall not be deducted. In making the calculations under this paragraph, for each quarter after the first in each year the figures shall be cumulated from the first of the year. There shall be no carryover of gross sales or payroll from year to year, however. CITE shall reimburse to Sports Club the amount for each period by which payroll shall exceed 10% of gross sales. Sports Club shall furnish to CITE a written report showing the calculation of gross sales and payroll within thirty days after the end of each quarter, and deduct from the amounts payable to CITE under paragraph 5 hereof the amount of such excess. If any subsequent calculation shall show that an excessive amount had been deducted pursuant to this paragraph from the amount to be paid to CITE, Sports Club shall refund to CITE the amount deducted.

       7. Sports Club shall maintain books and records of the operations of the Pro Shops, which shall be available for copying, audit and review by representatives or designees of CITE from time to time. Such records shall be preserved for such purpose for a period of two years after the close of each year. If any audit shall show that there has been a shortfall in the amounts which have been paid Sports Club to CITE, the same shall be paid forthwith together with interest from the due date of each payment at the rate of 10% payable on judgments in the State of New York, and if the amount of such
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shortfall for any quarter shall exceed 5% of the total amount due, then Sports
Club shall reimburse CITE for all of the expenses of the audit.

         8. CITE acknowledges that all copyrights, trade marks and trade names, including the name "Sports Club", utilized by Sports Club in connection with its business are, and shall all time both during and after the term of this Management Agreement remain, the sole and exclusive property of Sports Club. CITE shall acquire no interest in the said copyrights, trade marks and trade names by use or prescription.

       9. This Management Agreement shall take effect as of the first day of the calendar month occurring after the date of the execution hereof and shall remain in effect for a period of three years. If gross sales do not exceed $2,500,000. during the first year of this contract or $ 4,000,000. during the second year; or if trading profits are less than $250,000. for either of such year, either party can cancel this agreement upon 90 days written notice, after the respective year is over. Thereafter, it shall remain in effect subject to termination at the election of either party upon 90 days written notice to the other, such termination to take effect at the end of the first day of the month next following the expiration of such 90 days.

      10. All documents and notices required or permitted by this Management Agreement to be given to a party shall be in writing and shall be deemed to be duly given on the date: (i) personally delivered; (ii) mailed by certified or registered mail, return receipt requested; (iii) delivered by Express Mail or courier service (such as Federal Express) which requires the addressee to acknowledge, in writing, the receipt thereof; or (iv) sent by telefax and confirmed by hard copy mailed by certified or registered mail, return receipt requested or acknowledged by return telefax to the party concerned at its address set forth on Page 1 above (or at such other address as the party may specify by notice to the other).  Copies of all notices to
CITE shall be sent to Lesser & Harrison, Two West Forty Fifth Street, New York, New York 10036, Attention: S. David Harrison.
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         11.      The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions.

         12. The rights granted to a party hereunder shall be exclusive to it and shall not, without the prior written consent of the other, be transferred, or assigned by it to any other person, firm or corporation. Notwithstanding any such transfer or assignment, each shall remain fully liable hereunder. In addition, the provisions hereof shall be deemed to preclude assignment by operation of law and shall be deemed to restrict the hypothecation, pledge, granting of a security interest or in any manner steps or permitting the integrity of this Management Agreement between the parties to be affected in any manner or form. Any assignment or transfer of any of the rights granted hereunder which does not conform to the requirements hereof shall be null and void.

         13.     (a)     Except as specifically set forth herein, any and all
disputes, controversies and claims arising out of or relating to this Agreement or concerning the respective rights or obligations hereunder of the parties hereto, shall be settled and determined by arbitration before the American Arbitration Association in Los Angeles County in accordance with and pursuant to its then obtaining Rules for Commercial Arbitration. The arbitrators shall have the power to award specific performance or injunctive relief and reasonable attorneys' fees and expenses (including reimbursement of filing fees) to any party in such arbitration. The arbitrators shall not have the power to change, modify or alter any express condition, term or provision of this Management Agreement, and to that extent the scope of their authority is limited. The arbitration award shall be final and binding upon the parties.

                 (b)     The parties shall have such right to interim relief
in any Court as may be provided by law.
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                (c)       An action to enforce an arbitration award or
for interim relief hereunder may be brought in any court having jurisdiction.

                (d) The service of any notice, process, motion or other document in connection with any arbitration or for interim relief or the enforcement of any arbitration award hereunder may be effectuated in the manner in which notices are to be given to a party pursuant to Paragraph 10 above.

         14. This writing constitutes the entire agreement between the parties hereto and may not be changed or modified except by a writing signed by the party or parties to be charged thereby.

        15. This Management Agreement shall be governed and construed according to the laws of the State of California.

        16. This Management Agreement does not constitute and shall not be construed as constituting a partnership, or joint venture between the parties. Neither party shall have any right to obligate or bind the other party in any manner whatsoever except as expressly provided herein and nothing herein contained shall give, or is intended to give, any rights of any kind to any third party.

         17. This instrument shall not be considered to be an agreement or contract nor shall it create any obligation whatsoever on the part of the parties, unless and until it has been signed on behalf of both and delivery has been made of a fully signed original each to the other.

         18. Neither party shall be in default hereunder by reason of its delay in the performance of or failure to perform any of its obligations under this Agreement if such delay or failure is caused by strikes, act of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental law, rules and regulations, delays in transit or delivery or any default beyond its control or without its fault or negligence.
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       19.       Each party warrants, represents and acknowledges to the other that neither has made any warranties or representations of any nature whatsoever to induce the other to enter into this Management Agreement, except as expressly set forth herein. All prior discussions, understandings and agreements between the parties have been merged herein, it being intended that this shall constitute the complete agreement between the parties. This Management Agreement may be modified or amended only by writing duly executed by both parties hereto.

       20. Nothing in this Management Agreement shall be construed to transfer or confer to CITE any interest, right or title in any proprietary asset of The Sports Club Company, Inc. or any of its subsidiaries. Such proprietary assets include, but are not limited to, any patent, patent application, trademark, trademark application, tradename, fictitious business name, service mark, service mark application, copyright, copyright application, trade secret, know-how, invention, design, proprietary product, proprietary right; or other intellectual property right or intangible asset. (the "Proprietary Assets") Any use by CITE of the Proprietary Assets except as provided for in this Management Agreement will constitute a default hereunder and will result in Sports Club's immediate termination of the Management Agreement.

       21. CITE and Sports Club agree to maintain the confidentiality of all oral or written information of either party provided to each pursuant to the terms of this Management Agreement and that each party shall not use such information except for the purpose of providing the services contemplated by this Management Agreement, provided that these restrictions shall not apply to any information which (1) is already known to both through a source other than Sports Club or CITE; (2) is or becomes publicly known (through no breach of this Management Agreement); (3) is developed by either independently of any information received from Sports Club or CITE; (4) is rightfully received from a third party who is not obligated to keep such information
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confidential; or (5) is required to be disclosed by law or court order
(provided that each party shall notify the other of any such required disclosure and cooperate with each other to resist or limit such disclosure.)

         IN WITNESS WHEREOF, the parties hereto have signed this Management Agreement as of the day and year first above written.

THE SPORTS CLUB COMPANY                      CITE DESIGN CORPORATION

By: /s/ JOHN GIBBONS                         By: /s/ P.J. CASEY
   --------------------------                    -------------------------
   John Gibbons, President                       P. J. Casey, President

DATED: 5/6/96                                DATED:  8 May 96